SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 4, 2007
REPUBLIC PROPERTY TRUST
(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32699 (Commission File Number)	20-3241867 (IRS Employer Identification No.)

13861 Sunrise Valley Drive, Suite 410, Herndon, Virginia (Address of Principal Executive Offices)	20171 (Zip Code)
Registrant’s telephone number, including area code: (703) 880-2900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
     On October 4, 2007, Republic Property Trust, a Maryland real estate investment trust (“Republic”), together with its operating partnership, Republic Property Limited Partnership (“Republic Operating Partnership”) completed mergers with and into affiliates of Liberty Property Trust (“Liberty”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 23, 2007, by and among Republic, Republic Operating Partnership, Liberty, Liberty Acquisition LLC, a wholly owned subsidiary of Liberty (“Liberty Acquisition”), and Liberty Property Limited Partnership (“Liberty Operating Partnership”). Pursuant to the Merger Agreement, Republic merged with and into Liberty Acquisition (the “REIT Merger”), with Liberty Acquisition surviving as a wholly owned subsidiary of Liberty, and, immediately prior to the REIT Merger, Republic Operating Partnership merged with and into Liberty Operating Partnership (the “Partnership Merger”), with Liberty Operating Partnership surviving (collectively, the “Mergers”). Promptly following the REIT Merger, Liberty Acquisition was merged with and into Liberty, with Liberty surviving.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     In connection with the closing of the REIT Merger, Republic notified the New York Stock Exchange on October 4, 2007 that at the effective time of the REIT Merger, each common share of beneficial interest in Republic, par value $0.01 per share (“Republic Common Shares”), other than shares that were held by Republic Operating Partnership or its subsidiaries, or Liberty, Liberty Acquisition or any of their subsidiaries, was canceled and automatically converted into the right to receive $14.70 in cash, without interest. As a result, the Republic Common Shares were delisted from the New York Stock Exchange at the close of trading on October 4, 2007. Republic has requested that the New York Stock Exchange file with the Securities and Exchange Commission an application on Form 25 to report that the Republic Common Shares are no longer listed on the New York Stock Exchange.

Item 3.03.	Material Modification to Rights of Security Holders
     At the effective time of the REIT Merger, each Republic Common Share, other than shares that were held by Republic Operating Partnership or its subsidiaries, or Liberty, Liberty Acquisition or any of their subsidiaries, was canceled and automatically converted into the right to receive $14.70 in cash, without interest (the “Merger Consideration”). Republic Common Shares owned by Republic Operating Partnership or its subsidiaries, or Liberty, Liberty Acquisition or any of their respective subsidiaries were canceled without any payment in the REIT Merger.
     At the effective time of the Partnership Merger, each outstanding partnership unit in Republic Operating Partnership was converted into the right to receive an amount in cash, payable to the holder thereof, equal to the Merger Consideration.

Item 5.01.	Changes in Control of Registrant.
     On October 4, 2007, pursuant to the terms of the Merger Agreement, Liberty completed the acquisition of Republic through the REIT Merger and the Partnership Merger. Pursuant to the REIT Merger, Republic merged with and into Liberty Acquisition, with Liberty Acquisition surviving. Promptly following the REIT Merger, Liberty Acquisition, a wholly owned subsidiary of Liberty, was merged with and into Liberty, with Liberty surviving. As a result of the REIT Merger and the subsequent merger of Liberty Acquisition with Liberty, Liberty is the successor in interest by merger to Republic. Pursuant to the Merger Agreement, immediately prior to the REIT Merger, Republic Operating Partnership merged with and into Liberty Operating Partnership, with Liberty Operating Partnership surviving. As a result of the Partnership Merger, Liberty Operating Partnership is the successor in interest by merger to the Republic Operating Partnership. Liberty is the sole general partner of Liberty Operating Partnership and owns 95.6% of the common equity of Liberty Operating Partnership and substantially all of Liberty’s assets are owned, directly or indirectly, and substantially all of Liberty’s operations are conducted, directly or indirectly, by Liberty Operating Partnership.
     The aggregate purchase price paid for all of the outstanding common shares and partnership units in the REIT Merger and Partnership Merger was approximately $434.6 million.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers
     On October 4, 2007, pursuant to the terms of the Merger Agreement, effective immediately after the completion of the REIT Merger, each of trustees and executive officers of Republic resigned their respective positions with Republic.

Item 8.01.	Other Events.
     On October 4, 2007, Republic and Liberty issued a joint press release announcing the completion of the acquisition of Republic by Liberty through the merger of Republic with and into Liberty Acquisition and the merger of Republic Operating Partnership with and into Liberty Operating Partnership.
     A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits

Exhibit No.	Description

99.1	Press release dated October 4, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 4, 2007

LIBERTY PROPERTY TRUST (as successor by merger to REPUBLIC PROPERTY TRUST)
By:	/s/ James J. Bowes
James J. Bowes
Secretary and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 4, 2007